EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Offering Circular on Form 1-A of our Report of Independent Registered Public Accounting Firm dated March 31, 2023 relating to the balance sheet of Maptelligent, Inc. as of December 31, 2022 and 2021 and the related statements of operations and changes in stockholders’ deficit and cash flows for the years then ended and the related notes, which appear in the Form 1-A.

We also consent to the references to us under the headings “Experts” in such Offering Circular.

Very truly yours,

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

Dated: January 29, 2024